SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985/892-5521 x 5117

SCP POOL CORPORATION REPORTS FIRST QUARTER RESULTS

_________________

EARNINGS PER SHARE INCREASE 75%

COVINGTON, La. (April 16, 2002) –SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM: POOL) today reported results for the first quarter of 2002.

Net sales for the three months ended March 31, 2002 increased $16.2 million, or 10%, to $171.4 million, compared to $155.2 million in the first quarter of 2001. Same store sales growth of 8% contributed $9.7 million to the increase, while service centers acquired in 2001 contributed $5.0 million. Newly opened service centers accounted for the remaining increase. Gross profit margin increased 80 basis points to 25.4% for the three months ended March 31, 2002 from 24.6% for the same period last year. Operating income for the quarter increased 34% to $4.3 million, or 2.5% of net sales, compared to operating income of $3.2 million, or 2.1% of net sales in the first quarter of 2001. Earnings per diluted share for the quarter increased 75% to $0.07 per diluted share on net income of $1.9 million, compared to $0.04 per diluted share on net income of $1.0 million in the comparable 2001 period.

“We continued to make progress in the quarter as reflected in the results, but our busy season is just now starting. We have many opportunities for growth in our young industry, and we are taking the actions necessary to succeed,” commented Manuel Perez de la Mesa, President & CEO.

Same store growth is calculated using a 15-month convention, whereby all newly opened, acquired or consolidated service centers and existing service centers in the immediate market areas of the aforementioned service centers are excluded from the calculation for a period of 15 months. At March 31, 2002, there were 114 service centers included in the calculation of same store sales. Of the excluded service centers, nine were new service centers open less than 15 months, 35 were acquired within the last 15 months and 16 were excluded due to new or acquired service center openings in the respective market areas within the last 15 months.

SCP Pool Corporation is the largest distributor of swimming pool supplies and related products. As of April 16, 2002, the Company distributes more than 63,000 national brand and private label products to over 34,000 customers through 177 service centers in North America and Europe.

POOL Reports First Quarter 2002 Results

April 16, 2002

Consolidated Statements of Income

(Unaudited)	Three Months Ended
(Dollars, in thousands except per share data)	March 31,
(Note)	2002	2001

Net sales	171,354	155,207
Cost of sales	127,852	117,103

Gross profit	43,502	38,104
Percent	25.4%	24.6%
Selling and administrative expenses	39,171	34,356
Goodwill amortization	—	536

Total selling and operating expenses	39,171	34,892

Operating income	4,331	3,212
Percent	2.5%	2.1%

Interest expense	1,213	1,504

Income before income taxes	3,118	1,708
Income taxes	1,216	666

Net income	1,902	1,042

Net income per share of common stock
Basic	0.08	0.04
Diluted	0.07	0.04

Average shares outstanding
Basic	25,005	25,551
Diluted	26,137	26,818

Note:	The 2001 per share figures and average shares outstanding have been adjusted to reflect the 3-for-2 stock split effective September 7, 2001.

POOL Reports First Quarter 2002 Results

April 16, 2002

Condensed Consolidated Balance Sheets

(Unaudited)	March 31,
(Dollars, in thousands)	2002	2001

Assets
Current assets
Cash and cash equivalents	7,255	3,056
Receivables, net	99,779	104,649
Product inventories, net	215,077	177,484
Prepaid expenses and deferred income taxes	8,726	5,971

Total current assets	330,837	291,160

Property and equipment, net	16,141	12,121
Goodwill and other assets, net	80,837	82,823

Total assets	427,815	386,104

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	153,284	154,395
Short-term debt and note payable	1,091	31,250
Accrued and other current liabilities	11,879	11,316

Total current liabilities	166,254	196,961

Deferred income taxes	5,541	4,166
Long-term debt, less current portion	108,000	58,986

Total stockholders’ equity	148,020	125,991

Total liabilities and stockholders’ equity	427,815	386,104